UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 24, 2012  (September 18, 2012)

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 18, 2012, Tredegar Corporation (the “Company”) announced that Mary Jane Hellyar has been appointed by the Company’s Board of Directors a Vice President of the Company, and she has been appointed to be the President of Tredegar Film Products Corporation, effective as of September 24, 2012.

On September 24, 2012, in connection with the appointment of Ms. Hellyar as the President of Tredegar Film Products Corporation and a Vice President of the Company, the Company entered into a change in control severance agreement (the “Change in Control Agreement”) with Ms. Hellyar.

If during the term of the Change in Control Agreement Ms. Hellyar is terminated without cause (as defined in the Change in Control Agreement) or resigns with good reason (as defined in the Change in Control Agreement), during the 90-day period before a change in control (as defined in the Change in Control Agreement), and ending on the second anniversary of a change in control (a “Covered Termination”), she will be entitled to a payment equal to two times her base salary plus two times her target bonus (as defined in the Change in Control Agreement).

The Change in Control Agreement includes provisions regarding outstanding equity or equity-based awards in the event of a Covered Termination.  Specifically, unvested option awards that would vest solely on account of continued employment will be vested and will remain exercisable until the expiration date of the option, and unvested restricted stock awards and stock unit awards that would vest solely on account of continued employment will be vested.  However, outstanding options, restricted stock and stock units that would vest based on the attainment of performance objectives will remain outstanding and will vest or become exercisable only to the extent that the performance objectives are achieved.

In the event of a Covered Termination, Ms. Hellyar also will be entitled to reimbursement of premiums paid for continued health plan coverage under COBRA for up to 18 months of coverage.

In addition, under the terms of the Change in Control Agreement and in consideration of the Company’s promise to pay benefits in accordance with the terms of the Change in Control Agreement, Ms. Hellyar covenants, for a two-year period, not solicit or attempt to solicit, directly or indirectly, the Company’s or an affiliate’s customers and not to render any services for a competitor that are substantially similar to those Ms. Hellyar provided to the Company or an affiliate.  Ms. Hellyar also covenants, for a one-year period, not to offer employment to, hire, solicit, or cause to be solicited or recruited, directly or indirectly, any employee of the Company or any affiliate for the purpose of having such employee terminate his or her employment with the Company or any affiliate.

The Change in Control Agreement has an initial term that ends on January 30, 2015.  However, if a change in control occurs on or before January 30, 2015, the term of the Change in Control Agreement will end on the later of January 30, 2015, or the day before the second anniversary of the change in control.

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The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

 A copy of the press release issued by the Company on September 18, 2012 announcing the appointment of Mary Jane Hellyar as the President of Tredegar Film Products Corporation and a Vice President of the Company is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d)       Exhibits.

10.1	Change in Control Severance Agreement, effective September 24, 2012, between the Company and Mary Jane Hellyar

99.1	Press release issued by the Company on September 18, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: September 24, 2012	By:	/s/ A. Brent King
A. Brent King
Vice President, General Counsel and Secretary

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EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Change in Control Severance Agreement, effective September 24, 2012, between the Company and Mary Jane Hellyar

99.1	Press release issued by the Company on September 18, 2012